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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-94353 of City National Corporation on Form S-4 of our report on the consolidated financial statements of The Pacific Bank, N.A. ("Pacific Bank") dated January 21, 1999, January 5, 2000 as to Note 20 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20) included in Pacific Bank's Annual Report on Form 10-K/A for the year ended December 31, 1998, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


San Francisco, California
January 26, 2000